Exhibit 99.1

SCHEDULE A

Directors and Executive Officers of the Reporting Person

The following table sets forth certain information with respect to the directors and executive officers of the Reporting Person. Unless otherwise specified below, the business address and address of the organization of principal occupation or employment of each director and executive officer of the Reporting Person is 585 8th Av. SW, 2700 Eighth Avenue Place, West Tower, Calgary, Alberta T2P 1G1.

Name	Present Principal Occupation and the Name, Principal Business and Address of Organization	Citizenship
Imad Mohsen (President and Chief Executive Officer)	President and Chief Executive Officer Reporting Person	Lebanon and the Netherlands
Wayne K. Foo (Chair of the Board of Directors)	Chair of the Board of Directors Reporting Person	Canada
Glenn McNamara (Vice Chair and Lead Director)	Vice Chair and Lead Director Reporting Person	Canada
Lynn Azar (Director)	Senior Vice President, Finance and Corporate Development PlayStation Studios 2207 Bridgepointe Pkwy San Mateo, CA 94404	France and Lebanon
Sigmund Cornelius (Director)	Director Reporting Person	United States
Mona Jasinski (Director)	Senior Vice President, HR & Communications NOVA Chemicals 1000 7th Av. S.W. Calgary, Alberta, T2P 5L5	Canada
Jeff Lawson (Director)	Senior Vice-President, Corporate Development and Chief Sustainability Officer Cenovus Energy 4100, 225 6 Avenue S.W., Calgary, Alberta T2P 1N2	Canada
G.R. (Bob) MacDougall (Director)	Director Reporting Person	Canada
Carmen Sylvain (Director)	Director Reporting Person	Canada
Alberto Consuegra (Director)	Director Reporting Person	Colombia
Cameron Grainger (Chief Financial Officer)	Chief Financial Officer Reporting Person	Canada
Eric Furlan (Chief Operating Officer)	Chief Operating Officer Reporting Person	Canada
Michael Kruchten (Senior Vice President, Capital Markets & Corporate Planning)	Senior Vice President, Capital Markets & Corporate Planning Reporting Person	Canada
Daniel Ferreiro (President & Country Manager Parex Resources Colombia)	President & Country Manager Parex Resources Colombia Reporting Person	Argentina
Josh Share (Senior Vice President, Corporate Services)	Senior Vice President, Corporate Services Reporting Person	Canada
Katie Bernard (Vice President, New Ventures)	Vice President, New Ventures Reporting Person	Great Britain